UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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TIB FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2006

Dear Shareholder:

It is a pleasure to invite you to attend the Annual Meeting of Shareholders of TIB Financial Corp. The meeting will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, on Tuesday, April 25, 2006, at 10:00 a.m. local time.

At the meeting, you will be asked to consider and vote upon the election of directors. Shareholders also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important regardless of how many shares of stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each. Please sign and return each card since each represents a separate number of votes. Postage paid envelopes are provided for your convenience.

Please indicate on the proxy card whether you plan to attend the Annual Meeting. Regardless of whether you plan to attend, please date and return the enclosed proxy card(s) as soon as possible. This will not prevent you from voting at the meeting, but will assure that your vote is counted if you are unable to attend.

The directors, management and staff thank you for your continued support and interest in TIB Financial Corp.

Very truly yours,

  /s/ Thomas J. Longe
Thomas J. Longe
Chairman

TIB FINANCIAL CORP.
the bank holding company for
TIB Bank
599 9th Street North, Suite 101
Naples, Florida 34102-5624
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2006
_________________

To:  The Shareholders of TIB Financial Corp.

    The Annual Meeting of Shareholders (the “Annual Meeting”) of TIB Financial Corp. (the “Company”) will be held at the Naples Beach Hotel, 851 Gulf Shore Blvd. North, Naples, Florida, on Tuesday, April 25, 2006, at 10:00 a.m. for the purpose of acting upon the following matters:

    1.     To elect three members to the Board of Directors

    2.    To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors has set February 28, 2006, as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIRECTORS.

YOUR VOTE IS IMPORTANT. EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

By Order of the Board of Directors
/s/ Thomas J. Longe
March 22, 2006	Thomas J. Longe, Chairman

TIB FINANCIAL CORP.
the bank holding company for
TIB Bank

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2006

PROXY SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of TIB Financial Corp. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”).

The enclosed Proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have the holder’s shares voted by Proxy, even if the holder attends the Annual Meeting. Any Proxy may be revoked by the person giving it at any time before its exercise, by notice to the Secretary of the Company, by submitting a Proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person. All properly executed proxies delivered pursuant to this solicitation (and not revoked later) will be voted at the Annual Meeting in accordance with the directions given in the Proxy. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted in favor of the election of directors and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Annual Meeting.

This Proxy Statement and the enclosed Proxy are being mailed to the Company’s shareholders on or about April 3rd, 2006.

The Company is a bank holding company and also a financial holding company under the Federal banking laws and was organized in February 1996 under the laws of the State of Florida. The Company’s operating subsidiary consists of TIB Bank (the “Bank”) (which commenced its commercial banking operations in Islamorada, Florida in 1974).

Record Date and Outstanding Shares

The Board of Directors has set February 28, 2006, as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 5,825,548 shares of common stock of the Company issued and outstanding.

Quorum and Voting Rights

A quorum for the Annual Meeting consists of the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by Proxy.

Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting. The election of directors to be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares of the common stock of the Company present in person or represented by Proxy.

Solicitation of Proxies

In addition to this solicitation by mail, the officers and employees of the Company and the Bank, without additional compensation, may solicit Proxies in favor of the Proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Annual Meeting will be borne by the Company.

PROPOSAL ONE
ELECTION OF DIRECTOR

Information About the Board of Directors and Their Committees

The members of the Board of Directors of the Company are elected by the shareholders. The directorships of the Company are divided into two classes, with the members of each class serving two-year terms and, as a general rule, the shareholders of the Company elect one class annually. The members of the Board of Directors of the Bank are elected annually by the Company, acting as the sole shareholder of the Bank.

At the Annual Meeting, shareholders will consider the election of three persons to serve as a director of the Company. These directors will serve for a two-year term which expires at the 2008 Annual Meeting of Shareholders. The terms of the other four incumbent directors will continue as indicated below. The directors serve until their successors are elected and qualified. The nominees are presently directors of the Company.

It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominee. At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, but if that should occur before the Annual Meeting, it is intended that the Proxies will be voted for the election of such other person as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS A DIRECTOR OF THE NOMINEE NAMED BELOW.

The following sets forth the name, age and principal occupation of the nominee for election as directors:

Nominees for Election of Director

Name	Age	Principal Occupation

John G. Parks, Jr.	64
John G. Parks, Jr., CPA, has been a director of the Company and of the Bank since 2002. He is President of John G. Parks, Jr., CPA, P.A. and a partner of Oropeza & Parks Certified Public Accountants. He has been practicing as a CPA in the Florida Keys for more than 33 years. Mr. Parks is a former board member of First Federal of the Florida Keys and Barnett Bank of the Keys and a former advisory board member of NationsBank. Mr. Parks is past President of the Greater Key West Chamber of Commerce, the Rotary Club of Key West and the Florida Keys Chapter of the Florida Institute of CPAs and past Chairman of the Board of Trustees of the Florida Keys Community College. He currently serves as a commissioner on the Key West Housing Authority.

Marvin F. Schindler	63
Marvin F. Schindler has been a director of the Company and of the Bank since 1997. He was the President and Owner of Florida Keys Truss, Inc. from 1985 until his retirement in 2002. Before that he served in the United States Army. He served 20 years in the United States Army primarily as a fixed wing and helicopter pilot. He flew three combat tours in Vietnam completing more than 1700 combat flying hours. He was awarded the Distinguished Flying Cross four times, and the Air Medal fifty seven times, and retired in the grade of Major. He has served as the President of the Marathon Chamber of Commerce, the Florida Keys Contractors Association, the Stanley Switlik PTA, and the Marathon Youth Club. He currently serves on the Board of Trustees of Fishermen’s Hospital and is the President of the Stirrup Key Homeowners Association. Mr. Schindler has resided in the Florida Keys for over 23 years.

Otis T. Wallace	54
Otis T. Wallace, Esquire, has been a director of the Company and of the Bank since 2002. He has been Mayor of Florida City since 1984. Mr. Wallace is chairman of the Florida City Community Redevelopment Agency and a member of the Homestead-Florida City Chamber of Commerce. He also is an attorney admitted to the Florida Bar in 1978. Mr. Wallace is Chairman of the Florida City Foundation and serves on the Board of Directors of the Florida National Parks and Monuments Association, Inc., the Miami-Dade Criminal Justice Council and the Homestead Area Indigent Care Foundation, Inc.

Incumbent Directors Whose Terms Expire in 2007
Richard C. Bricker, Jr.	62
Richard C. Bricker, Jr., CPA, has been a director of the Company and of the Bank since 2003. He is President of Bricker & Associates, LLC, a financial and board consulting firm, and is Director of Internal Audit for CompuCredit Corporation, a subprime lender. He has practiced as a CPA servicing public companies for over 33 years, including with BDO Seidman, LLP, as the Managing Partner of their Atlanta office; with Bricker & Melton, PA, as managing partner of the firm; and with Ernst & Young, LLP, in their Atlanta office. Through his firms, Mr. Bricker has been a member of the Florida Community Bankers Association, the Georgia Bankers Association, Georgia Community Bankers Association, and Alabama Bankers Association. He is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. He also has been a speaker to financial institution executives and directors on various topics. Mr. Bricker serves as Vice President and Treasurer of the Atlantic Classic Foundation.

Paul O. Jones, Jr., M.D.	44
Paul O. Jones, Jr., M.D. has been a director of the Company and of the Bank since 2003. He practices at and is immediate past President and current board member of Anchor Health Centers, Inc. in Naples, Florida, which is one of the largest physician groups in Southwest Florida with more than 30 locations and 300 employees. He has active staff privileges in the NCH Healthcare System. Dr. Jones is actively involved in the Rotary Club and the Neighborhood Health Clinic and is a volunteer physician for the FedEx gators.

Edward V. Lett	60
Edward V. Lett has been a director of the Company since its inception in 1996 and of the Bank since 1992 having joined the Bank in 1991. Mr. Lett has 38 years of commercial banking experience. Currently, Mr. Lett serves as Chief Executive Officer and President of the Company and as Chief Executive Officer and President of the Bank. Prior to joining TIB, Mr. Lett was an Executive Officer with American National Bank of Florida, and was with Maryland National Bank for 17 years where he held various level management positions and immediately out of college was with Marine Midland Bank in New York State for three years. Mr. Lett has served on several industry Boards, including the Florida Bankers Association, the Community Bankers of Florida, Independent Bankers’ Bank of Florida, and as trustee of Doane College in Crete, Nebraska.

Thomas J. Longe	43
Thomas J. Longe has been a director of the Company and of the Bank since 2001. He currently serves as Chairman of both the Company and the Bank. Mr. Longe is the President and Chief Operating Officer of the Trianon Companies in Naples, Florida, which develops, owns and manages hotel and commercial properties for its own portfolio as well as residential properties for resale, primarily in Southwest Florida. He also is a partner in The Longe Company, an economic/management consulting and private investment company. Previously, Mr. Longe worked as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank - Detroit in commercial real estate, middle market lending, dealer commercial services and international.

Director Independence

    The Board of Directors has determined that a majority of the Company’s directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the rules of the National Association of Securities Dealers. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following five of the Company’s seven directors following the Annual Meeting are independent under these guidelines: Messrs. Bricker, Jones, Parks, Schindler, and Wallace. As a member of management, Mr. Lett is not considered independent. Mr. Longe is not an independent director under the rules of the National Association of Securities Dealers.

Meetings and Committees of the Board of Directors

    The Board of Directors of the Company held 12 regular meetings during the 2005 fiscal year. Each director of the Company attended at least 75% of the board meetings and committee meetings of which such director was a member. The Board of Directors of the Bank had 12 regular meetings during the 2005 fiscal year. Each director of the Bank attended at least 75% of the total number of board meetings of the Bank.

The Company’s Board of Directors maintains the following three committees: Compensation, Corporate Governance and Nomination, and Audit.

For information regarding the Company’s Compensation Committee, see“Compensation Committee Report.”

For information regarding the Company’s Corporate Governance and Nomination Committee, see“Corporate Governance and Nomination Committee.”

For information regarding the Company’s Audit Committee, see“Audit Committee Report.”

Executive Officers

The following lists the executive officers of the Company and certain officers of the Bank, all positions held by them with the Company and the Bank and the periods during which such positions have been held, a brief account of their business experience during the past five years and certain other information including their ages. All officers of both the Company and the Bank are appointed annually at the meetings of the respective Boards of Directors following their election to serve until the annual meeting in the subsequent year and until successors are chosen. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Name	Age	Information About Executive Officers

Edward V. Lett		See the table above under “Directors.”
Millard J. Younkers, Jr.	62
Mr. Younkers is an Executive Vice President of the Bank and President, Southwest Florida Region. Mr. Younkers has 40 years of commercial banking experience and has been employed by the Bank since 1996. From 1993 until joining the Bank, he was an officer of Northern Trust Bank of Florida, in Naples, Florida. Prior to 1993, Mr. Younkers served as Executive Vice President of the First National Bank of Toms River, N.J. Mr. Younkers served as a director of the Company and the Bank from 2000 to 2005.

Michael D. Carrigan	54
Mr. Carrigan is an Executive Vice President of the Bank and President, Monroe/Miami-Dade Counties. Mr. Carrigan has been employed by the Bank since February 2004. From 2000 until joining the Bank, he was an Equity Partner and consultant with Bennington Partners, Inc., a bank consulting firm specializing in commercial loan review and loan portfolio management. From 1993 to 2000, he was President, Chief Executive Officer and Director with New Milford Bank & Trust Company / Connecticut, a $400 million publicly traded bank, which was acquired by Summit Bank (now Bank of America) in the first quarter of 2000. From 1987 to 1993, Mr. Carrigan was Executive Vice President and Senior Lending Officer at UST Bank/Connecticut, a subsidiary of US Trust.

David P. Johnson	50
Mr. Johnson is an Executive Vice President and Chief Financial Officer of the Bank. From July 1999 to March 2002, he was Senior Vice President and Chief Financial Officer. From 1996 through July 1999, Mr. Johnson was Vice President, Controller and Investment Officer of the Bank. Prior to 1996, Mr. Johnson served as Assistant Vice President, Controller and Investment Officer of the Bank.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following report reflects the Company’s compensation policy as endorsed by the Board of Directors and the Compensation Committee. A copy of the Committee’s Charter is available on the Company’s website at www.tibfinancialcorp.com.

Compensation Committee Report

During 2005, the Compensation Committee of the Board of Directors was composed of three members, Messrs. Jones, Longe and Schindler. Messrs. Jones and Schindler constitute independent directors as defined under the rules of the National Association of Securities Dealers. Mr. Longe is not independent under the rules of the National Association of Securities Dealers. However, he is serving as a member of the Committee for a term not to exceed two years, and participates in the Committee’s deliberations but does not vote. The Board designates the chairman of the Committee and the members of the Committee.

Compensation Policy. The Company’s compensation policy is designed to make changes in total compensation commensurate with changes in the value created for the Company’s shareholders. The Compensation Committee believes that compensation of executive officers and others should be based on the Company’s operating performance, the individual’s responsibilities and peer industry studies, and should be designed to aid the Company in attracting and retaining high-performing executives.

The objectives of the Compensation Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term strategic and operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. At the Company, executive officer compensation comprises three areas: base salary, short-term annual incentives, and long-term stock and cash incentives.

In establishing executive officer salaries and increases, the Compensation Committee, with the Chief Executive Officer’s input, considers individual quarterly performance in the areas of Company profitability, strategic plan progress, growth, asset quality, customer service, morale, completed projects, team work and communication, and the relationship of total compensation to the salary market of similarly situated institutions. The decision to increase base pay is determined by the Compensation Committee using performance results measured quarterly. The Company’s general approach to executive compensation is to provide market competitive base salary, and to reward performance through periodic incentive bonuses consistent with individual contributions to the Company’s financial performance.

Chief Executive Officer Compensation. During the first quarter of each year, the Compensation Committee reviews the compensation paid to the Chief Executive Officer of the Bank. Final approval of Chief Executive Officer compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on the Company’s profitability, strategic plan progress, growth and loan quality, morale, completed projects, teamwork and communications. The Compensation Committee also considers the Chief Executive Officer’s abilities in the areas of leadership and community involvement. Utilizing published surveys, databases and other means, the Compensation Committee surveyed total compensation of chief executive officers of comparable-sized financial institutions located from across the nation as well as locally.

    After reviewing the appropriate data, the annual salary for Edward V. Lett, President and Chief Executive Officer of the Company and the Bank, was increased by $42,000 to $330,750 for 2005, based on specific accomplishments and the overall financial performance of the Company. Mr. Lett was awarded a cash bonus award of $123,700. Additionally, on November 22, 2005, Mr. Lett was granted 4,000 shares of restricted stock valued at $127,160 and vesting over three years from the date of grant.

Summary. In summary, the Compensation Committee believes that the Company’s compensation program is reasonable and competitive with compensation paid by other financial institutions similarly situated. The program is designed to reward strong performance.

Compensation Committee
Thomas J. Longe Marvin F. Schindler Paul O. Jones, Jr.

Compensation Committee Interlock and Insider Participation

Mr. Lett did not serve as a member of the Compensation Committee in 2005. Mr. Lett was not present for any decisions that relate to his compensation with the Bank. Mr. Lett is also the President and Chief Executive Officer of the Bank.

Executive Compensation

    The Company does not compensate any of its directors or executive officers separately from the compensation they receive from the Bank. The following sets forth certain compensation information for the Bank’s executive officers whose total compensation exceeded $100,000 during 2005.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awarded (2)	Securities Underlying Options (#)	All Other Compensation ($) (3)

Edward V. Lett President and Chief Executive Officer	2005 2004 2003	$330,750 288,750 275,000	$123,700 36,800 25,500	$ 20,000 118,375 12,000	$127,160 -0- -0-	25,000 -0- -0-	$2,742 1,777 2,459

Millard J. Younkers, Jr. Executive Vice President and President, Southwest Florida Region	2005 2004 2003	$182,500 182,500 172,500	$ 48,000 -0- 12,375	$ 5,000 20,000 12,000	$ -0- -0- -0-	-0- -0- -0-	$1,981 2,416 2,252

Michael D. Carrigan, Executive Vice President and President, Monroe/Miami-Dade	2005 2004	$175,000 165,000	$ 43,750 15,468	$ -0- -0-	$ -0- -0-	4,000 20,000	$1,256 -0-

David P. Johnson Executive Vice President and Chief Financial Officer	2005 2004 2003	$170,000 164,000 150,000	$ 31,500 15,375 11,250	$ -0- -0- -0-	$ -0- -0- -0-	4,000 -0- -0-	$1,235 1,594 1,569

(1)
Includes retainer for attending Board of Directors meetings paid to Mr. Lett and Mr. Younkers. The amounts shown for Mr. Lett in 2004 also include $98,375 for reimbursement of commissions incurred in the sale of his former residence in connection with his move to the Company’s headquarters in Naples, Florida, plus reimbursement of tax liabilities associated with the payment. Compensation does not include any other perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

(2)
Represents 4,000 restricted shares granted on November 22, 2005. As to the grant, 1,334 shares vest on November 23, 2006, and 1,333 shares vest on each of November 23, 2007 and November 23, 2008. Mr. Lett is entitled to dividends on the 4,000 shares. The 4,000 shares had a value of $127,960 at December 31, 2005.

(3)	The reported amount consists of matching contributions to the Bank’s Employee Stock Ownership Plan with 401(k) provisions and officer supplemental life insurance.

Stock Options

The Company has one compensation plan under which shares of its Common Stock are issuable. This is its 2004 Equity Incentive Plan, which was approved by the Board of Directors and the Company’s shareholders in 2004.

Previously the Company had granted stock options under the 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan as amended and restated as of August 31, 1996 which terminated on March 22, 2004. The following sets forth certain information regarding these plans.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	388,985(1)	$16.13	291,000(2)
Equity compensation plans not approved by security holders	-	-	-
Total	388,985	$16.13	291,000

__________ (1) Consists of shares issued under the 1994 Incentive Stock Option Plan and the 2004 Equity Incentive Plan.
(2) Consists of options available for issuance under the 2004 Equity Incentive Plan.

    The following table provides information on option grants in 2005 to Messrs. Lett, Carrigan and Johnson:

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Edward V. Lett	25,000	31%	$25.24	January 25, 2015
Michael D. Carrigan	4,000	5%	$25.24	January 25, 2015
David P. Johnson	4,000	5%	$25.24	January 25, 2015

The following table sets forth information with respect to the above named executives concerning stock options exercised in the last fiscal year and the number and value of unexercised options held as of December 31, 2005.

Aggregate Option Exercises in 2005
and December 31, 2005 Option Values

			Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05 (1)
Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward V. Lett	-0-	$-0-	27,600	31,000	$528,924	$279,690
Millard J. Younkers, Jr.	12,000	225,600	32,900	15,100	632,711	290,309
Michael D. Carrigan	-0-	-0-	2,000	22,000	18,460	193,140
David P. Johnson	-0-	-0-	7,400	18,600	143,426	312,354

_________ (1) Market value of underlying shares at exercise or year-end, minus the exercise price.

Salary Continuation Agreements

The Bank has entered into a Salary Continuation Plan with its executive officers. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to 43% of the highest annual base salary in the three years immediately preceding termination of employment. Each participant is vested 100% in the benefit accrual balance. Upon termination of employment prior to the normal retirement age, the participant will receive the vested portion of the accrual balance, plus interest from termination of employment to commencement of payments. If employment is terminated due to death or permanent disability prior to normal retirement age, the participant, or beneficiary in the event of death, will receive the full accrual balance for the year ending immediately prior to termination of employment. If the participant is actively employed by the Bank at the time of a change of control, the participant will receive a full retirement benefit based on a re-projection of what the normal retirement benefit would have been. The re-projected benefit will be 43% of the highest base salary in the three years then remaining until normal retirement. If the participant dies after the commencement of benefits but before all benefits are paid, the participant’s beneficiary will receive the remaining benefits at the same time and in the same amounts that would have been paid to the participant had the participant survived. If the participant is entitled to benefit payments under the plan but dies prior to the commencement of payments, the participant’s beneficiary will receive the benefits commencing on the first day of the month following the participant’s death.

    Based upon current salary levels, with no assumed increases, the annual normal retirement benefit at commencement would be as follows:

	Commencement Date	Annual Retirement Benefit at Commencement
Edward V. Lett	11/24/10	$142,233
Millard J. Younkers, Jr.	7/20/08	78,475
Michael D. Carrigan	-----	-----
David P. Johnson	6/30/20	73,100

In connection with the plan, the Bank has purchased single premium life insurance on the participants in order to finance the plan expenses and to also provide a split dollar life insurance benefit. Under the split dollar arrangement, the insured participant may name the beneficiary of an amount of life insurance equal to 60% of the policy death benefit in excess of the policy’s cash value at the time of the participant’s death. At any time prior to a change in control, the Bank may amend or terminate the arrangement. Following a change of control, the policy (or an equivalent replacement) and the split dollar arrangement will remain in place for the remainder of the participant’s life unless terminated by mutual agreement of the participant and the Bank. If the participant terminates employment (other than following a change of control), the split dollar arrangement terminates and the participant will have no further interest in the life insurance policy. The cash values of these policies are carried as an asset on the Company’s financial statements. Information relative to these policies is shown below:

	Insurance policy premium paid by Bank	Cash value at December 31, 2005	Officer survivor’s benefit at December 31, 2005	Imputed income of insurance coverage included in officer’s 2005 taxable wages
Edward V. Lett	$1,170,000	$1,444,681	$755,291	$2,002
Millard J. Younkers, Jr.	1,095,000	1,375,237	636,394	2,106
Michael D. Carrigan	-	-	-	-
David P. Johnson	600,000	754,642	658,902	705

Employment Agreements

The Company and the Bank have entered into employment agreements with each of Messrs. Lett, Younkers, Carrigan and Johnson for a term of three years. The agreements provide for a base salary, discretionary bonuses as approved by the Board of Directors and the Compensation Committee, and such other benefits as provided by the Company and the Bank to its employees generally. If after a change in control the executive’s employment is terminated, his duties are materially reduced, his base salary is reduced, his employment is relocated more than 50 miles from the Bank’s main office or his participation in any employee benefit plan is materially reduced or adversely affected, and the executive does not consent to such change, then he is entitled to receive a lump sum payment equal to two times (three times in the case of Mr. Lett) the average base annual salary received by him during the three year period prior to such termination. In addition, if the payment imposes any excise tax on the executive under Section 280G of the Internal Revenue Code of 1986, then the Company is required to make an additional payment to the executive such that, after such payment, the executive would be reimbursed in full for such excise tax payment.

Compensation to Directors

In 2005, all of the members of the Board of Directors of the Bank who are not Bank employees received a quarterly retainer of $5,000 and $750 for attending each of the 12 regular board meetings, for a total of up to $29,000 annually. Directors who are officers of the Bank receive the $5,000 quarterly retainer only. The Chairman of the Board and committee chairmen received a $10,000 quarterly retainer, and $750 for attending each of the 12 regular board meetings for a total of up to $49,000 annually. Committee members receive a fee of $750 per meeting attended.

On July 28, 2005, the Company awarded 5,000 restricted shares under the Company’s 2004 Equity Incentive Plan to each of its six non-employee directors. Each award vests as to 1,000 shares each year over the next five years, subject to accelerated vesting upon a change in control of the Company (as defined in the Plan) or the death of the director. The split-dollar life insurance benefits for the six non-employee directors were terminated by the Company on July 25, 2005, and the Company became the sole beneficiary of the related life insurance policies.

  The Bank maintains a fee deferral plan for directors of the Bank who elect to participate. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants. The participant may defer some or all of the annual retainer and board meeting fees into the plan. The balance in the participant’s deferral account grows during the period prior to termination of service as a director, at a rate determined annually based on a calculation as defined in the agreement which produced a rate of 6% for 2005. At various triggering events, the Bank will pay benefits to the participant in cash from the general assets of the Bank based on the value of the deferral account at that time. The total fee deferred in 2005 by the six directors participating in the plan was $184,917.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables set forth certain information regarding the shares of the common stock of the Company owned as of the record date (i) by each person who beneficially owns more than 5% of the shares of the common stock of the Company, (ii) by each of the Company’s directors, and (iii) by all directors and executive officers as a group.
	Beneficial Ownership (1)
Name	Number of Shares	Percentage Ownership (2)
5% Shareholders
W. Kenneth Meeks (3) P.O. Box 209 Islamorada, FL 33036	378,038	6.3%
Directors
Richard A. Bricker, Jr. (4)	11,000	*
Paul O. Jones, Jr., M.D.(5)	10,000	*
Edward V. Lett (6)	95,409	1.6%
Thomas J. Longe (7)	29,035	*
John G. Parks, Jr. (8)	13,020	*
Marvin F. Schindler (9)	20,786	*
Otis T. Wallace (10)	16,852	*
All directors and executive officers as a group (10 persons)	307,194	5.1%

*	Percent share ownership is less than 1% of total shares outstanding.

(1)
Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” with respect to such security. A person may be deemed to be the “beneficial owner” of a security if that person also has the right to acquire beneficial ownership of such security within 60 days. Under the “beneficial ownership” rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. The information as to beneficial ownership has been furnished by the respective persons listed in the above table. The foregoing share amounts include as to each director 5,000 restricted shares (4,000 as to Mr. Lett) awarded to the individual under the Company’s 2004 Equity Incentive Plan.

(2)
Based on 5,825,548 shares outstanding as of February 28, 2006 plus 151,335 shares not outstanding but which are subject to granted but unexercised options providing the holders thereof the right to acquire shares within 60 days through the exercise of said options.

(3)	Includes (a) 82,294 shares held jointly with his spouse, (b) 16,022 shares held by his spouse and her IRA, and (c) 7,516 shares held by his IRA.

(4)	Includes (a) 700 shares as to which Mr. Bricker shares beneficial ownership with his spouse, (b) 300 shares held in his IRA account and (c) 5,000 shares representing unexercised options.

(5)	Includes (a) 551 shares held jointly with spouse and (b) 4,449 shares representing unexercised options.

(6)
Includes (a) 72,100 shares to which Mr. Lett shares beneficial ownership with his spouse, (b) 75 shares held jointly with Sally D. Howard, (c) 8,234 shares fully vested in his individual ESOP account, and (d) 5,000 shares representing unexercised options.

(7)
Includes (a) 1,050 shares in the Patrick J. Longe Revocable Trust, (b) 9,365 shares in the Patrick J. Longe Roth IRA, (c) 3,620 shares held in his two IRAs, and (d) 5,000 shares representing unexercised options.

(8)	Includes (a) 6,020 shares held jointly with his spouse (b) 1,250 shares held in his spouse’s IRA, and (c) 750 shares held in his IRA.

(9)	Includes 10,786 shares held jointly with his spouse.

(10)	Includes (a) 7,352 shares held jointly with his spouse and (b) 3,000 shares representing unexercised options.

CORPORATE GOVERNANCE AND
NOMINATION COMMITTEE

The Company has established a nominating committee of the Board of Directors, which consists of Messrs. Bricker, Jones, and Wallace. Each of these individuals is an independent director as defined under the rules of the National Association of Securities Dealers.

The Corporate Governance and Nomination Committee operates pursuant to a written charter under which it exercises general oversight of the governance of the Board of Directors by developing and recommending to the Board, Corporate Governance Policies and Guidelines applicable to the Company and monitoring the Company’s compliance with these policies and guidelines. A copy of the charter is available on the Company’s website at www.tibfinancialcorp.com. The Board believes such Corporate Governance Policies and Guidelines are consistent with sound corporate governance practices, ethical business conduct, and financial transparency; will represent the majority interests of the shareholders; and will comply with applicable legal, regulatory and other requirements. The Committee has the exclusive right to recommend candidates for election as directors to the Board. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the directors vital part in the Company’s good corporate citizenship and corporate image, have time available for meetings and consultation on Company matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to age, race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance and Nomination Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and the independent directors on the committee recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The slate must be approved by a majority of the independent directors as defined under the rules of the National Association of Securities Dealers on the Board. The Corporate Governance and Nomination Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to the President and Chief Executive Officer of the Company at the principal executive offices of the Company not later than the close of business on the 120th day prior to the first anniversary of the date on which the Company first mailed its proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

The Company’s Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of the Company at 599 9th Street North, Suite 101, Naples, Florida 34102-5624, attention: Ms. Vicki L. Walker, Secretary. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board. The Company has a policy that requires directors who are up for election at an annual meeting to attend the annual meeting, unless excused from attending the meeting for a reason approved by a majority of the Board. All members of the Board attended last year’s Annual Meeting.

AUDIT COMMITTEE REPORT

The Company has established an audit committee of the Board of Directors which consists of Messrs. Parks, Wallace and Schindler, each of whom meets the requirement of an independent director as defined under the rules of the National Association of Securities Dealers. The Board of Directors has determined that Mr. Parks qualifies as an “audit committee financial expert.” The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this charter was included as an Appendix to the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders. The Audit Committee held 13 meetings during 2005.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as the Company’s independent accountants. The Audit Committee reviews the Company’s financial statements and internal accounting policies and controls; reviews with the independent accountants the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Bank; as members of the Board of Directors, reviews at regular meetings of the Board, loan portfolio information, with particular attention given to classified loans, loans past due, non-performing loans and trends regarding the same; and reviews reports of examination by regulatory authorities. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with Company management, the Company internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that he Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2005 was compatible with applicable independence standards. A copy of the Committee’s Charter is available on the Company’s website at www.tibfinancialcorp.com.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s quarterly and annual reports. The Committee took a number of steps in making this recommendation for 2005. First, the Audit Committee discussed with the Company’s independent auditors for those matters the auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and the auditors, the Company’s audited consolidated financial statements as of, and for the year ended, December 31, 2005. Based on the discussions with the auditors concerning the audit, independence, the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K includes the financial statements, and also concurred with the independence of Crowe Chizek and Company LLC as auditors of the Company.

Audit Committee
John G. Parks, Jr., CPA Marvin F. Schindler Otis T. Wallace

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in cumulative shareholder return on the Company’s common stock, with the cumulative total return of the NASDAQ stock index and SNL Financial, LC Independent Bank Index, since January 1, 2001 (assuming a $100 investment on January 1, 2001 and reinvestment of all dividends).

TIB FINANCIAL CORP.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
TIB Financial Corp.	100.00	121.68	166.34	254.88	279.77	358.36
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78

Source : SNL Financial LC, Charlottesville, VA

FILINGS UNDER SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of the common stock of the Company, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To the Company’s knowledge, based solely upon a review of forms furnished to the Company or written representations that no other reports were required, the Company believes that during the year ended December 31, 2005, all Section 16(a) filings applicable to its officers, directors and persons who own more than 10% of the common stock of the Company were complied with in a timely fashion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the executive officers and directors of the Company and the Bank and principal shareholders of the Company and affiliates of such persons have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

INDEPENDENT PUBLIC ACCOUNTANTS

Pursuant to recent amendments to the securities laws, the Audit Committee of the Board of Directors has the authority to select the independent public accountants to audit the consolidated financial statements of the Company for the current year ending December 31, 2005. Crowe Chizek and Company LLC has served as independent auditors for the Company since 2003. The Board anticipates that a representative of Crowe Chizek and Company LLC will be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from the shareholders.

Fees Paid to the Independent Auditors

The following sets forth information on the fees paid by the Company to Crowe Chizek and Company LLC for 2005 and 2004.

	2005	2004
Audit Fees	$185,000	$236,650
Audit-Related Fees	15,000	46,475
Tax Fees	16,030	21,445
Subtotal	216,030	304,570
All Other Fees	-	6,665
Total Fees	$216,030	$311,235

Services Provided by Crowe Chizek and Company LLC
    All services that were rendered by Crowe Chizek and Company LLC in 2005 and 2004 were permissible under applicable laws and regulations, and audit services were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee.  Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee. Pursuant to rules of the SEC, the fees paid to Crowe Chizek and Company LLC for services are disclosed in the table above under the categories listed below.

1)
Audit Fees - These are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-K and 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)
Audit-Related Fees - These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes consulting on financial accounting/reporting standards.

3)
Tax Fees - These are fees for professional services performed by Crowe Chizek and Company LLC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

4)	All Other Fees - These are fees for other permissible work performed by Crowe Chizek and Company LLC that does not meet the above category descriptions.

    These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core work of the independent auditors, which is the audit of the Company’s consolidated financial statements.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company’s Proxy material for the 2007 Annual Meeting of Shareholders must be received at the principal offices of the Company not later than December 1, 2006.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the Proposal referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

ANNUAL REPORT

Copies of the 2005 Annual Report on Form 10-K of TIB Financial Corp. are being mailed to all shareholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K (including financial statements and financial statement schedules) for the year ended December 31, 2005 may be obtained without charge upon written request to Ms. Vicki L. Walker, Secretary, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624.

PROXY
TIB FINANCIAL CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Richard C. Bricker, Jr. and Paul O. Jones, Jr., M.D., and each or any of them, with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all the shares of common stock of TIB Financial Corp. (the “Company”), held of record by the undersigned on February 28, 2006, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 25, 2006, or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

(To be signed on the reverse side)

☒ Please mark your
vote as in this example

ELECTION OF DIRECTORS
☐For the Nominees listed at right (except as marked to the contrary below)	☐Withhold Authority to vote for any Nominee (listed at right)	Nominees: For terms expiring as discussed in the accompanying Proxy Statement: John G. Parks, Jr. Marvin F. Schindler Otis T. Wallace

For, except vote withheld from the following nominee:

________________________________________________

In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted for both of the above proposals and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

		IMPORTANT PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
Signature:		Signature if held jointly:

Dated:	,2006

Note: Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

☐ Please mark here if you intend to attend the Annual Meeting of Shareholders.